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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                   FORM 12b-25



                                                                 SEC FILE NUMBER
                            NOTIFICATION OF LATE FILING          1-11720

                                                                 CUSIP NUMBER
                                                                 007585

(Check one)       / / Form 10-K     / / Form 20-F     /x/ Form 11-K
                         / / Form 10-Q     / / Form N-SAR

                  For Period Ended:  December 31, 1997

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________

PART 1 REGISTRANT INFORMATION

ADVO, Inc.
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Full Name of Registrant


One Univac Lane
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Address of Principal Executive Office

Windsor, CT  06095
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City, State and Zip Code



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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual, semi-annual report , transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar
/x/ day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                  (c) The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant's miscalculation of due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Ana Outeiro                                 (860)  285-6333
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(Name)                                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
/x/ Yes      / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or position thereof?
/ / Yes      /x/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                   ADVO, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  June 30, 1998                           By  /s/ David M. Stigler
     ---------------                              --------------------
                                                  David M. Stigler
                                                  Senior Vice President
                                                  Legal and Public Affairs
                                                  General Counsel and Secretary